EXHIBIT 99

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Everett Tackett, APR Director Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Rudy Garcia Director Investor Relations ON Semiconductor (602) 244-3437 rudy.garcia@onsemi.com

ON Semiconductor Completes Senior Secured Note Offering

PHOENIX, Ariz. – May 6, 2002 – ON Semiconductor Corporation (Nasdaq: ONNN) today announced that it and its primary domestic operating subsidiary co-issued $300 million aggregate principal amount of senior secured notes pursuant to a Rule 144A / Regulation S offering. The senior notes were priced at 96.902% of par value, with a coupon of 12 percent, subject to adjustment under certain circumstances. The notes will mature on May 15, 2008 and are non-callable for four years. The Company used the net proceeds from the offering to prepay a portion of its term loan borrowings under its senior bank facilities.

         The senior secured notes have not been registered under the Securities Act of 1933, and may not be offered or sold absent registration under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws. This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the senior secured notes, nor shall there be any sale of the senior secured notes in any state in which any such offer, solicitation or sale would be unlawful.

About ON Semiconductor

         ON Semiconductor (Nasdaq: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s Web site at .

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. Although the company references its Web site in this news release, such information on the Web site is not to be incorporated herein.

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